Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333 -127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-3 (File No. 333-134756), and on Form S-8 (File No. 333-151824), relating to the 2008 Equity Incentive Plan, of our report dated March 27, 2008 relating to the financial statements of Houston American Energy Corp. as of and for the year ended December 31, 2007 that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2008.

Malone & Bailey, PC

www.malone-bailey.com

HOUSTON, TEXAS

March 16, 2009